Exhibit 99

Company Contact:
Jason Ketchum	605-721-2765
Media Relations line	866-243-9002

BLACK HILLS CORP. ANNOUNCES PRICING OF $250 MILLION OF SENIOR NOTES

RAPID CITY, SD — May 11, 2009 — Black Hills Corp. (NYSE: BKH) today announced it has priced a public debt offering of $250 million aggregate principal amount of senior unsecured notes due 2014.  The notes were priced at par and will carry an interest rate of 9 percent.  Black Hills expects the issuance and delivery to occur on May 14, 2009, subject to customary closing conditions.

Black Hills Corp. plans to use the proceeds to pay down a portion of the $353 million of borrowings on the bridge acquisition facility established to fund the July 14, 2008 purchase of five natural gas and electric utility properties from Aquila, Inc.  The company originally drew $383 million on the facility to complete the acquisition, financing the balance of the purchase with cash proceeds from the divestiture of seven independent power production facilities.  To provide additional flexibility to complete its long-term replacement financing, on Dec. 18, 2008 the company extended the bridge acquisition facility from a Feb. 5, 2009 maturity date to a Dec. 29, 2009 maturity date.  Last month, the company used proceeds of $30.2 million from the sale of a 25 percent ownership interest in its Wygen III power plant to pay down a portion of the bridge acquisition facility.

“We are pleased with the market response to our debt offering, which allowed us to achieve a more favorable rate than was available in either the fourth quarter of 2008 or the first quarter of 2009,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp.  “By reducing the remaining acquisition facility debt to approximately $105 million, we have ample flexibility to refinance the remainder during 2009.  Our current cash and revolver availability now exceeds $450 million.”

The senior notes were offered by Black Hills Corp. pursuant to a shelf registration statement filed on May 6, 2008 with the U.S Securities and Exchange Commission.  Credit Suisse and Royal Bank of Scotland served as joint book-running managers for the offering and BMO Nesbitt Burns, Scotia Capital (USA), and Wedbush Morgan Securities served as senior co-managers.  U.S. Bancorp Investments, Wells Fargo Securities, and The Williams Capital Group served as co-managers.

Copies of the prospectus supplement relating to the offering may be obtained from the offices of Credit Suisse by writing to the Credit Suisse Securities (USA) LLC Prospectus Department, Eleven Madison Avenue, Level 1B, New York, NY 10010 or by calling 1-800-221-1037.  An electronic copy of the prospectus supplement is available on the website of the Securities and Exchange Commission at www.sec.gov.

This news release by Black Hills Corp. shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Golden, Colo., and Omaha, Neb.  The company serves 759,000 utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming.  The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy.  Black Hills employees partner to produce results that improve life with energy.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business.  However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2008 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement.  We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.